                                 CONSULTING AGREEMENT

     This Consulting Agreement (this "AGREEMENT") is made as of March 15, 1999 by and between DAOU Systems, Inc., a Delaware corporation (the "COMPANY"), and Larry D. Grandia, an individual resident of the State of Utah ("CONSULTANT").

                                       RECITALS

     WHEREAS, the Company desires to retain the services of Consultant, and Consultant desires to render his services to the Company; and

     WHEREAS, the Company and Consultant desire to set forth in this Agreement the terms and conditions under which Consultant is to be engaged by the Company.

     NOW, THEREFORE, the Company and Consultant, in consideration of the mutual promises set forth herein, hereby agree as follows:.

                                      AGREEMENT

1.    DEFINITIONS.

      For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

      "AAA" as defined in Section 7.9.

      "AGREEMENT" means this Consulting Agreement, including any exhibits hereto, as amended in writing from time to time.

      "BOARD OF DIRECTORS" means the board of directors of the Company.

      "CHANGE IN CONTROL" means a transaction whereby (a) substantially all of the outstanding shares of the Company's Common Stock are exchanged for cash or the securities (or combination thereof) of another Person , or (b) any Person becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than fifty percent (50%) of the outstanding shares of the Company's Common Stock at such time.

      "COMPANY" as defined in the Preamble.

      "COMPENSATION" as defined in Section 3.

      "CONSULTANT" as defined in the Preamble.

      "CONSULTING PERIOD" means the term of Consultant's engagement set forth in Section 2.2.

      "EFFECTIVE DATE" means the date stated in the first paragraph of this Agreement.

      "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or governmental body.

      "POST-CONSULTING PERIOD" as defined in Section 6.2.

      "RULES" as defined in Section 7.9.

      "SERVICES" as defined in Section 2.1.

2.    CONSULTING PERIOD AND DUTIES.

      2.1 ENGAGEMENT. The Company hereby retains Consultant to provide certain management services as the Company's Interim President, and services acting as a liaison with acquisition candidates, as determined by the Company (collectively, the "SERVICES"), and Consultant hereby agrees to provide the Services to the Company upon the terms and conditions set forth in this Agreement.

      2.2 TERM. The term of Consultant's engagement under this Agreement will begin on the Effective Date and, unless earlier terminated by Consultant, will terminate one (1) year after the Effective Date.

      2.3 CONSULTANT'S SERVICES AND DUTIES. Consultant shall, in addition to providing the Services to the Company: (a) observe and conform to the policies and directions promulgated from time to time by the Board of Directors; (b) serve the Company faithfully, diligently and competently and to the best of his ability; and (c) devote the necessary business time, energy, ability, attention and skill in rendering the Services to the Company.

      2.4 CHANGE IN CONTROL. Subject to Section 2.5 below, in the event of a Change in Control of the Company during the Consulting Period, Consultant will be entitled to receive an aggregate cash payment equal to One Million Five-Hundred Thousand Dollars ($1,500,000).

      2.5 EMPLOYMENT AGREEMENT. Prior to the conclusion of the Consulting Period, Consultant may elect to execute and deliver the Employment Agreement in the form attached hereto as ATTACHMENT A (the "EMPLOYMENT AGREEMENT"). Upon such election by Consultant, the Company will be obligated to execute and deliver the Employment Agreement. Notwithstanding the above, the Company shall have no obligation to execute and deliver the Employment Agreement, if, prior to the date of such election by Consultant (i) the Company has entered into an agreement with respect to a merger involving exchange of shares or a similar transaction that would contemplate a Change in Control, or (ii) the Company is negotiating or engaging in discussions with respect to a merger involving exchange of shares resulting in a Change in Control. Upon final execution and delivery of the Employment Agreement, this Agreement shall terminate and be of no further force and effect.

3.    COMPENSATION.

      As compensation in full for the Services to be rendered by Consultant hereunder, the Company will pay to Consultant monthly consulting fees in the amount of Thirty Thousand Dollars ($30,000), or the pro-rata portion thereof (the "COMPENSATION"). Consultant will be responsible for the payment of all appropriate federal, state and local withholding taxes in connection with any and all payments made hereunder. Consultant will not be entitled to participate in any employee benefit plans of the Company; PROVIDED, HOWEVER, that during the Consulting Period, Consultant will be reimbursed by the Company for (i) insurance premiums paid by Consultant for the period of the consultancy resulting from Consultant's election of COBRA coverage relating to Consultant's previous employment and (ii) any taxes paid by Consultant relating to the Company's reimbursement of such premiums.

4.    FACILITIES AND EXPENSES.

      4.1 OFFICE SPACE, EQUIPMENT, ETC. The Company will furnish to Consultant office space, equipment, supplies and such other facilities and personnel as the Company deems necessary or appropriate for the performance of Consultant's duties under this Agreement, including the payment of reasonable expenses to equip Consultant's home office (e.g., personal computer and telephonic access) at Consultant's Utah residence. Subject to the Company's prior written approval, the Company will reimburse Consultant for out-of-pocket expenses (a) which are reasonable and necessary for Consultant to perform, and were incurred by Consultant in the course of the performance of, the Services, and (b) for which Consultant has submitted vouchers and completed an expense report in form and substance required by the Company.

      4.2 OTHER EXPENSES. In addition, the Company will: (a) reimburse Consultant for the reasonable travel expenses of Consultant's spouse or Consultant's children for up to two (2) trips per month (in the aggregate) from Salt Lake City, Utah to San Diego, California; (b) provide Consultant with membership access to a golf club within reasonable proximity to Del Mar, California; and (c) reimburse Consultant for the amount that Consultant pays to acquire in his name the equity membership in the golf club to which Consultant's previous employer provided him with access, which reimbursement shall not exceed Twenty Thousand Dollars ($20,000). Consultant must file expense reports with respect to such expenses and reimbursements in accordance with the Company's policies.

      4.3 AUTOMOBILE. During the Consulting Period, the Company will provide to Consultant a leased automobile commensurate with Consultant's role as the Interim President of the Company.

      4.4 LODGING. During the Consulting Period, the Company shall provide to Consultant appropriate lodging in a condominium (available to Consultant on a full-time basis) reasonably satisfactory to Consultant.

      4.5 COBRA COVERAGE. Consultant will be reimbursed by the Company for (i) insurance premiums paid by Consultant for a period of 18 months resulting from Consultant's election of COBRA coverage relating to Consultant's previous employment and (ii) any taxes paid by Consultant relating to the Company's reimbursement of such premiums.

5.    CONFIDENTIALITY AND INVENTIONS AGREEMENT

      Consultant hereby agrees to comply with the terms and conditions of Company's Employee Confidentiality and Inventions Agreement, attached hereto as ATTACHMENT B.

6.    NON-COMPETITION AND NON-INTERFERENCE.

      6.1    ACKNOWLEDGMENTS BY CONSULTANT.  Consultant acknowledges that:
(a) the Services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary and intellectual character; (b) the Company's business is national in scope and its products and services are marketed throughout the United States; (c) the Company competes with other businesses that are or could be located in any part of the United States; and
(d) the provisions of this Section 6 are reasonable and necessary to protect the Company's business.

      6.2 COVENANTS OF CONSULTANT. In consideration of the acknowledgments by Consultant, and the Compensation to be paid or provided to Consultant by the Company, and in recognition of the confidential information that Consultant will obtain related to the Company's business (including its customers and employees), Consultant covenants that he will not, directly or indirectly:

             (a) during the Consulting Period, except in the course of his engagement hereunder, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend Consultant's name or any similar name to, lend Consultant's credit to or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Company; PROVIDED, HOWEVER, that Consultant may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended;

             (b) whether for Consultant's own account or for the account of any other Person, at any time during the Consulting Period and the Post-Consulting Period, solicit business of the same or similar type being carried on by the Company, from any Person known by Consultant to be a customer of the Company and with whom Consultant had personal contact during and by reason of Consultant's engagement with the Company;

             (c) whether for Consultant's own account or the account of any other Person, at any time during the Consulting Period and the Post-Consulting Period: (i) solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any Person who is or was an employee of the Company at any time during the Consulting Period or in any manner induce or attempt to induce any employee of the Company to terminate his employment with the Company; or
                    (ii) interfere with the Company's relationship with any Person, including any Person who at any time during the Consulting Period was an employee, contractor, supplier or customer of the Company; or

             (d) at any time during or after the Consulting Period, disparage the Company or any of its stockholders, directors, officers, employees or agents.

      For purposes of this Section 6.2, the term "POST-CONSULTING PERIOD" means the one (1) year period beginning on the date of termination of Consultant's engagement with the Company.

      If any covenant in this Section 6.2 is held to be unreasonable, arbitrary or against public policy, such covenant will be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary and not against public policy, will be effective, binding and enforceable against Consultant.

      The period of time applicable to any covenant in this Section 6.2 will be extended by the duration of any violation by Consultant of such covenant.

      Consultant will, while the covenant under this Section 6.2 is in effect, give notice to the Company, within ten (10) days after accepting employment or another consulting engagement, of the identity of the Person employing or retaining Consultant. The Company may notify such Person that Consultant is bound by this Agreement and, at the Company's election, furnish such Person with a copy of this Agreement or relevant portions thereof.

7.    GENERAL PROVISIONS.

      7.1 INJUNCTIVE RELIEF AND ADDITIONAL REMEDY. Consultant acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of this Agreement (including any provision of Sections 5 and 6) would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Company will not be obligated to post bond or other security in seeking such relief. Without limiting the Company's rights under this Section 7 or any other remedies of the Company, if Consultant breaches any of the provisions of Section 5 or 6, the Company will have the right to cease making any payments otherwise due to Consultant under this Agreement.

      7.2 COVENANTS OF SECTIONS 5 AND 6 ARE ESSENTIAL AND INDEPENDENT COVENANTS. The covenants by Consultant in Sections 5 and 6 are essential elements of this Agreement, and without Consultant's agreement to comply with such covenants, the Company would not have entered into this Agreement or engaged or continued the engagement of Consultant. The Company and Consultant have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Company.

      Consultant's covenants in Sections 5 and 6 are independent covenants and the existence of any claim by Consultant against the Company under this Agreement or otherwise will not excuse Consultant's breach of any covenant in
Section 5 or 6.

      If Consultant's engagement hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of Consultant in Sections 5 and 6.

      7.3 REPRESENTATIONS AND WARRANTIES BY CONSULTANT. Consultant represents and warrants to the Company that the execution and delivery by Consultant of this Agreement do not, and the performance by Consultant of his obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to Consultant; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which Consultant is a party or by which Consultant is or may be bound.

      7.4 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

      7.5 BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of Consultant under this Agreement, being personal, may not be delegated.

      7.6 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

             If to the Company:    DAOU Systems, Inc.
                                   5120 Shoreham Place
                                   San Diego, California 92122

                                   ATTENTION: Chief Executive Officer and Chief
                                   Financial Officer
                                   Facsimile No.: (619) 452-2789

             With a copy to:       Baker & McKenzie
                                   101 West Broadway, Twelfth Floor
                                   San Diego, California 92101-3890
                                   ATTENTION:  John J. Hentrich, Esq.
                                   Facsimile No.:  (619) 236-0429

             If to Consultant:     Larry D. Grandia
                                   1934 S. 850 E.
                                   Bountiful, Utah  84010

      7.7 ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the attachments hereto constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

      7.8 GOVERNING LAW. This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles.

      7.9 BINDING ARBITRATION. Subject to the arbitration provisions set forth below, the parties hereto agree that all disputes arising out of or related to the terms and conditions of this Agreement or to the performance, breach or termination thereof, shall be submitted to binding arbitration pursuant to the Expedited Procedures of the Commercial Arbitration Rules (the "RULES") of the American Arbitration Association (the "AAA"). The arbitration will take place in San Diego, California at the offices of the AAA. The dispute will be resolved by a single arbitrator appointed by the AAA in accordance with the list procedure described in Paragraph 13 of the Rules, except that the AAA will transmit the list within ten (10) Business Days of the filing of the demand for arbitration, and the parties thereto will have five (5) Business Days to return the list to the AAA with their objections and preferences. Discovery will be limited to no more than seven
(7) depositions by each side and written document requests, requesting the production of specific documents. The parties to the dispute will voluntarily produce any and all documents that they intend to use at the hearing before the close of discovery, subject to supplementation for purposes of rebuttal or good cause shown. The period for taking discovery will be sixty (60) Business Days, commencing upon the day that the answer is due under the Rules. The arbitrator will hold a pre-hearing conference within three (3) Business Days of the close of discovery and will schedule the hearing within thirty (30) Business Days of the close of discovery.
After the arbitrator is selected, the arbitrator will have sole jurisdiction to hear such applications, except that any measure ordered by the arbitrator may be immediately and specifically enforced by a court otherwise having jurisdiction over the parties. All fees and costs will be allocated to the parties to the arbitration as determined by the arbitrator. Each party will pay its own fees and costs associated with the arbitration and each party will pay one-half the estimated arbitrator's fees up front and if either party fails to do so a default will be entered against such party solely with respect to such fees. Any determination of the arbitrator shall be final and binding on the parties hereto. Nothing in this Agreement will prevent a party hereto from applying to a court that would otherwise have jurisdiction for provisional or interim injunctive or other equitable measures.

      7.10 SECTION HEADINGS, CONSTRUCTION. The section headings in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "section" or "sections" refer to the corresponding section or sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

      7.11 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      7.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.


                     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

COMPANY:                                   CONSULTANT:
DAOU SYSTEMS, INC.



By:   /s/ Georges J. Daou                  By:   /s/ Larry D. Grandia
    ---------------------------------          ---------------------------------
    Georges J. Daou, Chief Executive                  Larry D. Grandia
    Officer

                                  ATTACHMENT A

                              EMPLOYMENT AGREEMENT

                                  ATTACHMENT B

               EMPLOYEE CONFIDENTIALITY AND INVENTIONS AGREEMENT

                                  ATTACHMENT A

                              EMPLOYMENT AGREEMENT

      This Employment Agreement is made as of [__________], 1999 by DAOU Systems, Inc., a Delaware corporation ("EMPLOYER" or the "COMPANY"), and Larry D. Grandia, an individual resident of the State of Utah ("EMPLOYEE").

                                    RECITALS

      WHEREAS, Employer desires to obtain the services of Employee, and Employee desires to secure employment from Employer; and

      WHEREAS, Employer and Employee desire to set forth in this Agreement the terms and conditions under which Employee is to be employed by Employer.

      NOW THEREFORE, Employer and Employee, in consideration of the mutual promises set forth herein, hereby agree as follows:

                                   AGREEMENT

1.    DEFINITIONS

      For the purposes of this Agreement, the following terms have the meanings specified or referred to in this SECTION 1:

      "AAA" as defined in SECTION 10.10.

      "AGREEMENT" means this Employment Agreement, including any attachments hereto, as amended in writing from time to time.

      "BENEFITS" as defined in SECTION 3.2.

      "BOARD OF DIRECTORS" means the board of directors of Employer.

      "CAUSE" means: (a) Employee's material breach of this Agreement; (b) Employee's material failure to adhere to any written policy of Employer generally applicable to officers of the Company if Employee has been given a reasonable opportunity to comply with such policy or cure his failure to comply (which reasonable opportunity must be granted during the ten-day period preceding termination of this Agreement); (c) the appropriation (or attempted appropriation) of a material business opportunity of Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of Employer; (d) the misappropriation (or attempted misappropriation) of any of Employer's funds or property; (e) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment; (f) willful misconduct; (g) physical or mental disability or other inability to perform the essential functions of his position, with or without reasonable accommodation; or (h) death.

      "CHANGE IN CONTROL" means a transaction whereby (a) substantially all of the outstanding shares of Employer's Common Stock are exchanged for cash or the securities (or combination thereof) of another Person, or (b) any Person becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than fifty percent (50%) of the outstanding shares of Employer's Common Stock at such time.

      "CONSULTING AGREEMENT" means the Consulting Agreement, dated as of March 1, 1999, by and between Employer and Employee.

      "EFFECTIVE DATE" means the date stated in the preamble of this Agreement.

      "EMPLOYEE" as defined in the preamble of this Agreement.

      "EMPLOYER" as defined in the preamble of this Agreement.

      "EMPLOYER'S COMMON STOCK" means Employer's common stock, $0.001 par value per share.

      "EMPLOYMENT" as defined in SECTION 2.1.

      "EMPLOYMENT PERIOD" means the term of the Employment under this Agreement.

      "FAIR MARKET VALUE" of one Stock Option means the amount equal to (i) the closing selling price per share of Employer's Common Stock on the date in question, as reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system, LESS (ii) the exercise price of such Stock Option.

      "FISCAL YEAR" means Employer's fiscal year, as it exists on the Effective Date or as changed from time to time.

      "INCENTIVE COMPENSATION PLAN" means Employer's Incentive Compensation Plan, attached hereto as ATTACHMENT A, as modified from time to time.

      "OPTION PLAN" as defined in SECTION 3.4(a).

      "PERFORMANCE BONUS" as defined in SECTION 3.3.

      "PERSON" means any individual, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or governmental body.

      "POST-EMPLOYMENT PERIOD" as defined in SECTION 7.2.

      "RULES" as defined in SECTION 10.10.

      "SALARY" as defined in SECTION 3.1.

      "STOCK OPTIONS" as defined in SECTION 3.4(a).

2.    EMPLOYMENT TERMS AND DUTIES

      2.1 EMPLOYMENT. Employer hereby employs Employee, and Employee hereby accepts employment by Employer (the "EMPLOYMENT"), upon the terms and conditions set forth in this Agreement.

      2.2 AT-WILL EMPLOYMENT. Employee's Employment relationship with Employer is at-will, terminable at any time and for any reason, with or without Cause, by either Employer or Employee. While certain paragraphs of this Agreement describe events which could occur at a particular time in the future, nothing in this Agreement may be construed as a guarantee of Employment of any length.

      2.3 DUTIES. Employee will serve as the [______________] of Employer and have such other duties as are assigned or delegated to Employee by the Board of Directors. Employee will (i) devote his entire business time, attention, skill and energy exclusively to the business of Employer (except for Employee's reasonable, outside board or professional activities), (ii) use his best efforts to promote the success of Employer's business and (iii) cooperate fully with the Board of Directors in the advancement of the best interests of Employer. If Employee continues to serve or is elected as a director of Employer or as a director or officer of any of its affiliates, then Employee will fulfill his duties as such director or officer without additional compensation, except as set forth in SECTION 3.4(a).

      2.4 COMPLIANCE WITH EMPLOYER'S POLICIES. Employee acknowledges and agrees that compliance with Employer's policies, practices and procedures is a term and condition of the Employment under this Agreement.

3.    COMPENSATION

      3.1 SALARY. Employee will be paid an annual salary (the "SALARY") of Two Hundred Thirty Thousand Dollars ($230,000), which will be payable in equal periodic installments according to Employer's customary payroll practices. The Board of Directors (or a committee thereof) will review the Salary no less frequently than annually.

      3.2 BENEFITS. Employee will, during the Employment Period, be permitted to participate in such pension, profit sharing, bonus, life insurance, hospitalization, major medical and other employee benefit plans of Employer that may be in effect from time to time, to the extent Employee is eligible under the terms of those plans (collectively, the "BENEFITS"). In addition, during the Employment Period, Employer will provide Employee with a life insurance policy, providing for payment of One Million Dollars ($1,000,000) to the named beneficiaries to be specified by Employee.
Employee hereby represents and warrants that he is in good physical health and has not been denied medical or life insurance in the past.

      3.3 ADDITIONAL COMPENSATION. As additional compensation for the services to be rendered by Employee pursuant to this Agreement, Employer will pay to Employee an annual performance bonus (the "PERFORMANCE BONUS") in an amount up to One Hundred Fifty-Thousand Dollars ($150,000) in accordance with the Incentive Compensation Plan. Upon commencement of employment, Employer will pay to Employee a signing bonus in the amount of Fifty Thousand Dollars ($50,000), which signing bonus shall constitute a non-refundable advance against the Performance Bonus for Fiscal Year 1999. Subject to SECTION 8, in order to be eligible to receive the Performance Bonus, Employee must be employed by Employer on the date that the Performance Bonus is distributed by the Employer.

      3.4    STOCK OPTIONS.

                 (a) GRANT OF OPTIONS. Effective on the Effective Date, Employer will grant to Employee options representing the right to purchase up to Four Hundred Thousand (400,000) shares of Employer's Common Stock (collectively, the "STOCK OPTIONS"). Two Hundred Fifty Thousand (250,000) of the Stock Options shall be outside of the Company's 1996 Stock Option Plan (the "OPTION PLAN"). One Hundred and Fifty Thousand (150,000) of the Stock Options shall be pursuant to the Option Plan. The Stock Options granted pursuant to the Option Plan will consist of incentive stock options as defined in Internal Revenue Code Section 422(b) to the extent permitted by applicable law (generally limited to options with no more than One Hundred Thousand Dollars ($100,000) in exercise price in a given year) and the balance will be non-qualified options (non-statutory options). All of the Stock Options granted outside of the Option Plan will be non-qualified/non-statutory stock options. The exercise price for the Stock Options will be the closing price per share of Employer's Common Stock on the Effective Date. Employee will be entitled to retain and continue to vest his existing director stock options as long as he remains a director (the "DIRECTOR OPTIONS"). The Company agrees that, if permitted by law, the exercise price of the Director Options will be adjusted in the event that the exercise price of employee stock options granted under the Option Plan is adjusted.

                 (b) VESTING SCHEDULE. The Stock Options will vest in accordance with the following schedule: (i) 50,000 of the Stock Options on the Effective Date, (ii)100,000 of the Stock Options on December 15, 1999,
(iii) 100,000 of the Stock Options on December 15, 2000, and (iv) 150,000 of the Stock Options on December 15, 2001. However, in the event of a Change in Control of the Company, 70% of the then unvested Stock Options will vest immediately upon the consummation of such Change in Control, except if such Change in Control is initiated within six (6) months of the Effective Date and intended to be consummated as a merger through an exchange of equity securities. Furthermore, in the event that Employee is terminated without
Cause: (i) prior to December 15, 1999, 100,000 of the Stock Options will vest immediately upon such termination; (ii) on or after December 15, 1999 but prior to December 15, 2000, an additional 100,000 of the Stock Options will vest immediately upon such termination; or (iii) on or after December 15, 2000 but prior to December 15, 2001, all of the remaining unvested Stock Options will vest immediately upon such termination.

                 (c) OTHER TERMS. The Stock Options granted outside of the Option Plan shall contain and be subject to such other terms and conditions as are generally included in the Option Plan and the related stock option agreement except as set forth herein. In addition, Employer shall register the shares of Employer's Common Stock underlying the Stock Options by filing a Registration Statement on Form S-8 (or other available registration statement) with the Securities and Exchange Commission.

      3.5 LOAN. Upon Employee's written request to Employer, Employer will, within thirty (30) days after receipt of such written request, loan to Employee, at the minimum interest rate permitted under applicable tax regulations, Two Hundred Thousand Dollars ($200,000) (the "LOAN"). The Loan shall be due and payable by Employee to Employer in the event and on the date of a Change in Control which occurs on or before the second anniversary of the effective date of the Loan, unless such Change in Control occurs within the first six (6) months after the Effective Date. In the event that a Change in Control occurs (i) within the first six (6) months after the Effective Date or (ii) does not occur before the second anniversary of the effective date of the Loan, the Loan will be forgiven by the Company. In the event that Employee is entitled to receive any payment pursuant to SECTION
8.2 or SECTION 8.5, Employer shall have the right to deduct from any such payment any outstanding balance with respect to the Loan made pursuant to this SECTION 3.5. Employee hereby acknowledges that the Loan and any forgiveness thereof will result in imputed income to Employee and Employee shall be responsible for payment of all applicable federal and state taxes.

      3.6 MERGER AND ACQUISITION SUCCESS FEE. In the event that there is a Change in Control transaction, Employee will be afforded the opportunity to assist in the negotiations related thereto if he is still employed by the Company; and Employee will be entitled to a success fee of (i) $750,000 if such Change in Control occurs within the first six (6) months after the Effective Date or (ii) $500,000 if such Change in Control occurs after the date that is six (6) months after the Effective Date.

4.    FACILITIES AND EXPENSES

      Employer will furnish to Employee office space, equipment, supplies and such other facilities and personnel as Employer deems necessary or appropriate for the performance of Employee's duties under this Agreement, including the payment of reasonable expenses to equip Employee's home office (e.g., personal computer and telephonic access) at Employee's Utah residence. Employer will pay on behalf of Employee (or reimburse Employee for) reasonable expenses incurred by Employee at the request of, or on behalf of, Employer in the performance of Employee's duties pursuant to this Agreement, and in accordance with Employer's employment policies, including reasonable expenses incurred by Employee in attending conventions, seminars, and other business meetings, in appropriate business entertainment activities, and for promotional expenses. Employee must file expense reports with respect to such expenses in accordance with Employer's policies.

      In addition, Employer will: (a) reimburse Employee for the reasonable travel expenses of Employee's spouse or Employee's children for up to two (2) trips per month (in the aggregate) from Salt Lake City, Utah to San Diego, California; (b) provide Employee with membership access to a golf club within reasonable proximity to Del Mar, California; and (c) to the extent not previously covered under the Consulting Agreement, reimburse Employee for the amount that Employee pays to acquire in his name the equity membership in the golf club to which Employee's previous employer provided him with access, which reimbursement shall not exceed Twenty Thousand Dollars ($20,000). Employee must file expense reports with respect to such expenses and reimbursements in accordance with Employer's policies.

5.    VACATIONS AND HOLIDAYS

      Employee will be entitled to four (4) weeks of paid vacation per year and holidays in accordance with Employer's policies. Employee will accrue vacation to a maximum of six (6) weeks. After Employee reaches this maximum accrual amount, he will cease to accrue additional vacation until his accrued vacation falls below this maximum accrual amount.

6.    CONFIDENTIALITY; EMPLOYEE INVENTIONS

      Employee hereby agrees to comply with the terms and conditions of Employer's Employee Confidentiality and Inventions Agreement, attached hereto as ATTACHMENT B.

7.    NON-COMPETITION AND NON-INTERFERENCE

      7.1 ACKNOWLEDGMENTS BY EMPLOYEE. Employee acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary and intellectual character; (b) Employer's business is national in scope and its products and services are marketed throughout the United States; (c) Employer competes with other businesses that are or could be located in any part of the United States; and (d) the provisions of this SECTION 7 are reasonable and necessary to protect Employer's business.

      7.2 COVENANTS OF EMPLOYEE. In consideration of the acknowledgments by Employee and the Compensation and the Benefits to be paid or provided to Employee by Employer, and in recognition of the confidential information that Employee will obtain related to Employer's business (including its customers and employees), Employee covenants that he will not, directly or indirectly:

                 (a) during the Employment Period, except in the course of the Employment hereunder, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend Employee's name or any similar name to, lend Employee's credit to or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of Employer; PROVIDED, HOWEVER, that Employee may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended;

                 (b) whether for Employee's own account or for the account of any other Person, at any time during the Employment Period and the Post-Employment Period, solicit business of the same or similar type being carried on by Employer, from any Person known by Employee to be a customer of Employer and with whom Employee had personal contact during and by reason of the Employment with Employer;

                 (c) whether for Employee's own account or the account of any other Person (i) at any time during the Employment Period and the Post-Employment Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any Person who is or was an employee of Employer at any time during the Employment Period or in any manner induce or attempt to induce any employee of Employer to terminate his employment with Employer; or (ii) at any time during the Employment Period and the Post-Employment Period, interfere with Employer's relationship with any Person, including any Person who at any time during the Employment Period was an employee, contractor, supplier, or customer of Employer; or

                 (d) at any time during or after the Employment Period, disparage Employer or any of its shareholders, directors, officers, employees or agents.

      For purposes of this SECTION 7.2, the term "POST-EMPLOYMENT PERIOD" means the one (1) year period beginning on the date of termination of the Employment with Employer.

      If any covenant in this SECTION 7.2 is held to be unreasonable, arbitrary or against public policy, such covenant will be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary and not against public policy, will be effective, binding and enforceable against Employee.

      The period of time applicable to any covenant in this SECTION 7.2 will be extended by the duration of any violation by Employee of such covenant.

      Employee will, while the covenant under this SECTION 7.2 is in effect, give notice to Employer, within ten (10) days after accepting any other employment, of the identity of Employee's employer. Employer may notify such employer that Employee is bound by this Agreement and, at Employer's election, furnish such employer with a copy of this Agreement or relevant portions thereof.

8.    TERMINATION PAY

      Effective upon the termination of this Agreement, Employer will be obligated to pay to Employee (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this
SECTION 8.

      8.1 TERMINATION WITH CAUSE. In the event that Employer terminates Employee with Cause, Employee only will be entitled to receive the portion of the Salary and the Performance Bonus accrued and owing to Employee only through the date that such termination is effective, but will not be entitled to any compensation during any subsequent Fiscal Year.

      8.2 TERMINATION WITHOUT CAUSE. In the event that Employer terminates Employee without Cause, Employee will be entitled to receive a severance payment of One Million Five Hundred Thousand Dollars ($1,500,000). Payment of this severance amount will be conditional upon Employee signing a standard form general release of claims against the Company and its directors, officers, affiliates and agents. Upon payment of such amount, Employee will not be entitled to receive any other payment under this SECTION 8.

      8.3    [RESERVED.]

      8.4 RESIGNATION. In the event that Employee resigns from Employer, Employee shall not be entitled to any termination pay, other than the portion of the Salary and the Performance Bonus accrued and owing to Employee only through the date that such resignation is effective.

      8.5 NON-RENEWAL PAYMENT. In the event that, on or before August 15, 2001, the Company does not offer an employment agreement to Employee which is acceptable to Employee (after reasonable negotiations between Employer and Employee lasting for at least thirty (30) days), then Employee will be entitled to payment of One Million Five Hundred Thousand Dollars ($1,500,000); PROVIDED, HOWEVER, that payment of such amount will be conditional upon Employee signing a standard form general release of claims against the Company and its directors, officers, affiliates and agents. Upon payment of such amount, Employee will not be entitled to receive any other payment under this SECTION 8.

      8.6 BENEFITS. Employee's accrual of, or participation in plans providing for, the Benefits will cease at the effective date of Employee's termination, and Employee will be entitled to accrued Benefits pursuant to such plans only as provided in such plans.

      8.7 DESIGNATED BENEFICIARY. For purposes of this SECTION 8, Employee's designated beneficiary will be such individual beneficiary or trust, located at such address, as Employee may designate by notice to Employer from time to time or, if Employee fails to give notice to Employer of such a beneficiary, Employee's estate. Notwithstanding the preceding sentence, Employer will have no duty, in any circumstances, to attempt to open an estate on behalf of Employee, to determine whether any beneficiary designated by Employee is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as Employee's personal representative (or the trustee of a trust established by Employee) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative or trustee.

      8.8 CHANGE IN CONTROL. In the event that (i) there is a Change in Control of the Company and (ii) the acquiring party in such Change in Control does not offer to Employee a position acceptable to Employee, such acquiring party will pay to Employee an amount equal to one and one-half (1 1/2) times the aggregate of the Salary and the Performance Bonus. The acquiring party will pay to Employee such amount upon the consummation of such Change in Control.

9.    RELOCATION AND OTHER BENEFITS

      9.1 AUTOMOBILE. During the Employment Period, Employer will provide to Employee a leased automobile commensurate with Employee's role as the [____________] of Employer.

      9.2 LODGING. During the Employment Period, Employer shall provide to Employee appropriate lodging in a condominium (available to Employee on a full-time basis) reasonably satisfactory to Employee, until June 30, 2000, or longer if Employee is requested by Employer to spend a substantial portion of his time in San Diego, California.

      9.3 HOUSING RELOCATION BENEFITS. Employee will be entitled to the housing relocation benefits, including reasonable moving expenses and realtor fees and the current house sales price guarantee described in ATTACHMENT C to this Agreement.

      9.4    COBRA COVERAGE.  Employee will be reimbursed by the Company for
(i) insurance premiums paid by Employee for a period of 18 months resulting from Employee's election of COBRA coverage relating to Employee's previous employment and (ii) any taxes paid by Employee relating to the Company's reimbursement of such premiums.

      9.5    CERTAIN ADDITIONAL PAYMENTS.

             (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by Employer or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9.5) (a "PAYMENT") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "CODE"), or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "EXCISE TAX"), then Employee shall be entitled to receive an additional payment (a "GROSS-UP PAYMENT") in an amount such that, after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

             (b) Subject to the provisions of Section 9.5(c), all determinations required to be made under this Section 9.5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP (the "ACCOUNTING FIRM"), which shall provide detailed supporting calculations to Employer and Employee within fifteen (15) business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by Employer. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting Change in Control, Employee shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Employer. Any Gross-Up Payment, as determined pursuant to this Section 9.5, shall be paid by Employer to Employee within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return should not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon Employer and Employee. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Employer should have been made ("UNDERPAYMENT"), consistent with the calculations required to be made hereunder. In the event that Employer exhausts its remedies pursuant to Section 9.5(c) and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Employer to or for the benefit of Employee.

             (c) Employee shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Employee is informed in writing of such claim and shall apprise Employer of the nature of such claim and the date on which such claim is requested to be paid.
Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

                    (i) give Employer any information reasonably requested by Employer relating to such claim;

                    (ii) take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Employer;

                    (iii) cooperate with Employer in good faith in order effectively to contest such claim; and

                    (iv) permit Employer to participate in any proceedings relating to such claim; PROVIDED, HOWEVER, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9.5(c), Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; PROVIDED, HOWEVER, that if Employer directs Employee to pay such claim and sue for a refund, Employer shall advance the amount of such payment to Employee, on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and FURTHER, PROVIDED, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount.

             Furthermore, Employer's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

             (d) If, after the receipt by Employee of an amount advanced by Employer pursuant to Section 9.5(c), Employee becomes entitled to receive any refund with respect to such claim, Employee shall promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by Employer pursuant to Section 9.5(c), a determination is made that Employee shall not be entitled to any refund with respect to such claim and Employer does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty
(30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

10.   GENERAL PROVISIONS

      10.1 INJUNCTIVE RELIEF AND ADDITIONAL REMEDY. Employee acknowledges that the injury that would be suffered by Employer as a result of a breach of the provisions of this Agreement (including any provision of SECTIONS 6 and 7) would be irreparable and that an award of monetary damages to Employer for such a breach would be an inadequate remedy. Consequently, Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and Employer will not be obligated to post bond or other security in seeking such relief. Without limiting Employer's rights under this SECTION 10 or any other remedies of Employer, if Employee breaches any of the provisions of SECTION 6 or 7, Employer will have the right to cease making any payments otherwise due to Employee under this Agreement.

      10.2 COVENANTS OF SECTIONS 6 AND 7 ARE ESSENTIAL AND INDEPENDENT COVENANTS; ADVICE OF COUNSEL. The covenants by Employee in SECTIONS 6 and 7 are essential elements of this Agreement, and without Employee's agreement to comply with such covenants, Employer would not have entered into this Agreement or employed or continued the Employment of Employee. Employer and Employee have independently consulted their respective counsel and have been advised in all respects concerning the terms of this Agreement, including the reasonableness and propriety of the above referenced covenants, with specific regard to the nature of the business conducted by Employer. Employee further confirms that he has been advised by counsel and/or tax professionals with respect to the income tax effects of the terms of his employment, including, but not limited to, potential "golden parachute" tax lability. Subject to the final execution and delivery of this Agreement, Employer will reimburse Employee for all reasonable legal and tax consulting fees (not to exceed Five Thousand Dollars ($5,000)) associated with Employee's review and negotiation of this Agreement.

      Employee's covenants in SECTIONS 6 and 7 are independent covenants and the existence of any claim by Employee against Employer under this Agreement or otherwise will not excuse Employee's breach of any covenant in SECTION 6 or 7.

      If Employee's Employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of Employee in SECTIONS 6 and 7.

      10.3 REPRESENTATIONS AND WARRANTIES BY EMPLOYEE. Employee represents and warrants to Employer that the execution and delivery by Employee of this Agreement do not, and the performance by Employee of his obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to Employee; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which Employee is a party or by which Employee is or may be bound.

      10.4 OBLIGATIONS CONTINGENT ON PERFORMANCE. The obligations of Employer hereunder, including its obligation to pay the compensation provided for herein, are contingent upon Employee's performance of Employee's obligations hereunder.

      10.5 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

      10.6 BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of Employee under this Agreement, being personal, may not be delegated.

      10.7 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

             If to Employer:       DAOU Systems, Inc.
                                   5120 Shoreham Place
                                   San Diego, CA  92122
                                   Attention: Chairman of the Board and Chief
                                   Financial Officer
                                   Facsimile No.:  (619) 452-2789

             With a copy to:       Baker & McKenzie
                                   101 West Broadway, Twelfth Floor
                                   San Diego, California  92101-3890
                                   ATTENTION:  John J. Hentrich, Esq.
                                   Facsimile No.:  (619) 236-0429

             If to Employee:       Larry D. Grandia
                                   1934 S. 850 E.
                                   Bountiful, UT  84010

      10.8 ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof, including the Consulting Agreement. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

      10.9 GOVERNING LAW. This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles.

      10.10 BINDING ARBITRATION. Subject to the arbitration provisions set forth below, the parties hereto agree that all disputes arising out of or related to the terms and conditions of this Agreement or to the performance, breach or termination thereof, shall be submitted to binding arbitration pursuant to the Expedited Procedures of the Commercial Arbitration Rules (the "RULES") of the American Arbitration Association (the "AAA"). The arbitration will take place in San Diego, California, at the offices of the AAA. The dispute will be resolved by a single arbitrator appointed by the AAA in accordance with the list procedure described in Paragraph 13 of the Rules, except that the AAA will transmit the list within ten (10) Business Days of the filing of the demand for arbitration, and the parties thereto will have five (5) Business Days to return the list to the AAA with their objections and preferences. Discovery will be limited to no more than seven
(7) depositions by each side and written document requests, requesting the production of specific documents. The parties to the dispute will voluntarily produce any and all documents that they intend to use at the hearing before the close of discovery, subject to supplementation for purposes of rebuttal or good cause shown. The period for taking discovery will be sixty (60) Business Days, commencing upon the day that the answer is due under the Rules. The arbitrator will hold a pre-hearing conference within three (3) Business Days of the close of discovery and will schedule the hearing within thirty (30) Business Days of the close of discovery.
After the arbitrator is selected, the arbitrator will have sole jurisdiction to hear such applications, except that any measure ordered by the arbitrator may be immediately and specifically enforced by a court otherwise having jurisdiction over the parties. All fees and costs will be allocated to the parties to the arbitration as determined by the arbitrator. Each party will pay its own fees and costs associated with the arbitration and each party will pay one-half the estimated arbitrator's fees up front and if either party fails to do so a default will be entered against such party solely with respect to such fees. Any determination of the arbitrator shall be final and binding on the parties hereto. Nothing in this Agreement will prevent a party hereto from applying to a court that would otherwise have jurisdiction for provisional or interim injunctive or other equitable measures.

      10.11 SECTION HEADINGS, CONSTRUCTION. The section headings in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "section" or "sections" refer to the corresponding section or sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

      10.12 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      10.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

DAOU SYSTEMS, INC.                      EMPLOYEE:



By:                                     By:
    -------------------------------         ------------------------------
       Georges J. Daou,                        Larry D. Grandia
       Chief Executive Officer





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

                                   ATTACHMENT A

                           INCENTIVE COMPENSATION PLAN






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

                                   ATTACHMENT B

                EMPLOYEE CONFIDENTIALITY AND INVENTIONS AGREEMENT








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                                   ATTACHMENT C

                         HOUSING AND RELOCATION BENEFITS

Employee will be entitled to the following housing and relocation benefits:

1. In the event that, during the Employment Period, Employee elects to relocate his personal residence in Salt Lake City, Utah (the "UTAH RESIDENCE") to San Diego, California, Employee shall provide written notice of such election to Employer. Within 15 days of the date of such written notice, Employee shall obtain from three (3) licensed real estate appraisers in the Salt lake City area three (3) separate appraisals of the fair market value of the Utah Residence (collectively, the "APPRAISALS"). To the extent that (i) Employee is unable to sell the Utah Residence within 90 days after the conclusion of such 15-day period and (ii) Employee subsequently sells the Utah Residence during the Employment Period and relocates to San Diego, California to continue his employment with Employer, Employer agrees to pay to Employee the amount, if any, by which the average value of the Appraisals exceeds the actual sales price of the Utah Residence.

2. Employer will reimburse Employee for standard closing costs relating to Employee's sale of the Utah Residence as set forth above in item 1.







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